Exhibit 23P4

Global Code of Conduct

We behave with non-negotiable integrity

We have a genuine focus on our people, including family, community and personal goals

We strive to exceed client expectations

Russell Investments // October 2009

A message from our CEO

Dear Associates,

Trust has never been more important in our business than it is today. It is our most valuable asset, built upon our clients’ experience with Russell’s non-negotiable integrity. The gravity of this element in their thinking cannot be overstated. It is implicit in our mission—our clients have entrusted us with their financial security. They quite literally cannot afford to misplace this trust.

Our clients’ trust and our reputation for non-negotiable integrity are earned in only one way—your actions. You build our clients’ trust and solidify our reputation in the marketplace through your unyielding adherence to the values and practices that place our clients’ interests first.

Every day, we all must commit to the highest standards of professional and ethical conduct. We must be sensitive to situations that may give rise to an actual conflict or the appearance of a conflict with our clients’ interests, or that have the potential to cause damage to our clients and to our reputation. To restate one of our core values: We must always behave with non-negotiable integrity.

The Global Code of Conduct and your regional Code of Ethics are designed to guide and support you in your commitment to non-negotiable integrity. Please take the time to read them thoroughly, learn the rules and, even more importantly, the principles behind them, and understand how your actions can continue to build our clients’ trust and confidence in Russell.

While the Global Code of Conduct and your regional Code of Ethics are important documents, they are simply that—documents. The values they represent are realized in your daily decisions, communications and actions.

I appreciate the vital role you play in earning our clients’ trust and maintaining our reputation for non-negotiable integrity. Thank you for your ongoing commitment to our values.

Sincerely,

Andrew Doman
President and CEO
Russell Investments

UNITED STATES	CANADA	EMEA	JAPAN	AUSTRALIA	NEW ZEALAND	SINGAPORE	PANTHEON
Russell Investments // Global Code of Conduct // October 2009

Trust has never been more important in our business than it is today.

Our clients’ trust and our reputation for non-negotiable integrity are earned in only one way—your actions.

Every day, we all must commit to the highest standards of professional and ethical conduct.

ABOUT THE GLOBAL CODE OF CONDUCT

Overview

Russell has developed this Global Code of Conduct (the “Global Code”) to support our value statements, protect the interests of our clients and reinforce our reputation for integrity by avoiding even the appearance of impropriety in the conduct of our business. The Global Code is intended to promote awareness and serve as a guide for each of us as we strive to exceed client expectations. Russell expects everyone who performs work on its behalf to embrace the spirit of the Global Code.

The Global Code summarizes the values and standards of conduct which Russell believes are critical to our continued success. These values and standards are expanded upon in other more detailed documents, such as your regional Code of Ethics and other regional compliance policies. Russell’s regional Codes of Ethics provide more detailed information regarding certain policies which are designed to help prevent any of us from engaging in any act, practice or course of business prohibited under applicable securities laws, regulations and rules. Your regional Code of Ethics can be found on your regional Russell intranet site.

It is your responsibility to understand and adhere to the requirements of the Global Code, your regional Code of Ethics and other company policies, as well as applicable laws, regulations and rules—doing so is a fundamental part of your job at Russell.

If you have any questions regarding your obligations, please contact your Compliance Department or other applicable department referenced in the Global Code.

Certifying to the Code

All associates are required to certify in writing upon hire and annually thereafter that they (i) received a copy of the Global Code, (ii) read and understand it and (iii) agree to comply with its terms.

Students interning with Russell and temporary and contract associates with terms expected to exceed three months are also required to certify to the Global Code unless a specific exception from the certification required has been granted by Compliance.

All certifications under the Global Code should be made via the PTA system which can be accessed via the main page of Russell’s intranet site. You may also be required to certify to other Russell policies as determined by the company.

The Global Code is a guide for each of us as we strive to exceed client expectations.

The Global Code summarizes the values and standards which are critical to our continued success.

Certify to the Global Code upon hire and annually.

Reporting violations

You are required to promptly report any actual or suspected violations of the Global Code and other company policies to your Compliance Department or other applicable department. Alternatively, Russell has a confidential ethics hotline for you to report any actual or suspected instances of unethical or illegal conduct, auditing matters or violations of company policies on the part of another associate, contractor or vendor. If desired, you may also, or as an alternative, report such matters to your Legal Department. Every effort is made to ensure confidentiality while still allowing matters to be properly investigated and resolved. Retaliation against an individual who in good faith reports any actual or suspected violation is strictly prohibited.

Concealing or covering up any violation of the Global Code or other company policies is itself a violation. You are not authorized or required to carry out any order or request to engage in conduct which would violate the Global Code or other company policies or to cover up any violation and, if you receive such an order or request, you must promptly report it. You are also required to cooperate fully with compliance and ethics investigations and audits, and to answer questions truthfully to the best of your ability.

The ethics hotline is available 24 hours a day, every day, including holidays. You should refer to the Ethics Hotline Info Sheet for more detailed information, including instructions on how to contact the hotline.

MAINTAINING A RESPECTFUL WORKPLACE

It is consistent with Russell’s values to treat associates fairly and not be discriminatory. Our employment practices reflect this value as Russell provides and ensures equal opportunity in employment for all qualified persons. Russell will not tolerate discrimination or harassment of any kind in the workplace. Abusive, threatening or violent behavior is strictly prohibited.

Russell has developed policies on a variety of topics which are intended to create a productive, respectful and positive work environment. Each of us has a role in making this a reality by treating each other with respect and dignity in our daily interactions. You should refer to your Human Resources intranet site for more detailed information regarding these policies.

Promptly report violations of the Global Code and other company policies.

You are not required to obey an order to engage in conduct that would violate the Global Code or other company policy.

Each of us has a role in maintaining a productive, respectful and positive work environment.

PROTECTING COMPANY, ASSOCIATE AND CLIENT INFORMATION

Overview

We deal with information everyday that is sensitive in many ways. It may be Russell information that is strategic or proprietary, it may be private information about our clients, associates, vendors or others, or it may be investment information that could impact our clients, funds or markets in general if handled inappropriately. You have a duty to think carefully about the information you have access to, be smart about how you communicate it and check with the appropriate sources before disclosing or using information that has any sensitivity.

Confidentiality and privacy

Confidentiality is one of the fundamental duties we owe to our clients and to our fellow associates. We must keep all information about our clients and former clients in strict confidence, including their identity (unless they consent), financial circumstances, security holdings, as well as the advice furnished to them by us.

We must also protect and maintain the confidentiality of other sensitive, proprietary or non-public, personal information which may come into our possession regarding Russell, associates, clients, distributors, vendors and any other persons or entities. You must not disclose such information to anyone outside of Russell without prior authorization from Russell or as mandated by law or regulation. The dissemination of such information within Russell should be restricted only to those of us who have a “need to know” in order to facilitate a particular task or strategic project.

Computer resources

The information created, processed and utilized by Russell is another valuable asset of the company. The loss, destruction, misuse, compromise, loss of integrity or violation of privacy, confidentiality and trust of these assets could severely impact Russell and our clients.

Your use of Russell’s information assets, computer resources, and telecommunication systems, both voice and data, is governed by certain IT Policies, Standards and Guidelines. You should report any actual or suspected breach of those IT Policies, Standards or Guidelines to the Russell information security office.

Be smart about how you communicate sensitive information.

Protect the confidentiality of sensitive information about Russell, associates and clients.

Use Russell’s computer resources in accordance with company policies.

Electronic communications

Russell’s electronic communications systems are intended to facilitate the company’s business objectives. All Russell electronic mail and voice mail systems (including data on these systems), Internet access and computers are the company’s property. Communications via these systems should be understood as written records of the company.

These systems must be used professionally and not for inappropriate personal communications. Avoid exaggeration, colorful or inappropriate language, guesswork, legal conclusions, and derogatory remarks or characterizations of people and companies. You should have no expectation of privacy for any communications that you send, receive or store in Russell’s systems.

Social media

As social media gains popularity as a communications and marketing tool, it is imperative that each of us understand Russell’s guidelines and restrictions on communicating in the online realm. Such outlets include, but are not limited to blogs, wikis, instant messaging, YouTube, virtual worlds, and social networks such as Facebook, MySpace and Twitter.

All social media infrastructure and communication on behalf of Russell must be led or supervised by a corporate communications team member or a member of your regional public relations team.

You should refer to the Social Media Policy for more detailed information regarding the use of social media related to Russell.

Public statements by associates

Associates are occasionally asked to comment publicly on matters pertaining to the investment industry, financial market activity and other issues involving fact, opinion and policy matters. Unless you have been designated and formally trained to serve as a media spokesperson for Russell, you should refer all media inquiries to your regional Communications Department.

Intellectual property

Russell’s intellectual property is yet another valuable corporate asset. You have a duty to protect Russell’s intellectual property from unauthorized use, copying or disclosure. You should also keep in mind that copyright in all works created by you in the scope of your employment by Russell is owned by Russell, including, but not limited to, writings, software, designs, graphics, photographs, Web sites and other online media.

Copyright in works created by you other than in the course of your employment with Russell is owned by you. However, all works that are created by you other than in the course of your employment with Russell

Use Russell’s electronic communication systems professionally and not for inappropriate personal communications.

All social media on behalf of Russell must be supervised by the corporate communications or regional public relations teams.

Refer media inquiries to your regional communications team.

Protect Russell’s intellectual property from unauthorized use, copying or disclosure.

and that contain information on Russell’s business practices, processes or personnel or information that is owned by or licensed to Russell are subject to your Russell confidentiality obligations. You cannot publish any such work unless you have first obtained a written release from your confidentiality obligations approved by your executive committee member and by the office of the chief legal officer.

If you have any questions regarding your obligations related to Russell’s intellectual property, please contact the Corporate Marketing Department or your Legal Department.

Recordkeeping

All business records and information are assets of Russell and must be managed properly to support effective decision making and to satisfy legal, regulatory and operational requirements. Russell is committed to corporate wide compliance to ensure records management is integrated into normal business processes.

You must ensure that Russell’s business records are properly retained and maintained. If you have any questions regarding your record-keeping obligations, please contact the Corporate Records Department, your Compliance Department or your Legal Department.

MANAGING CONFLICTS OF INTEREST

Conflicts of interest, or even the appearance of them, pose a serious threat to Russell’s reputation for integrity and create serious legal and regulatory risks. In most areas of our business, we are acting in a fiduciary capacity, which means we have a legal duty to act in the best interests of our clients. Even where we are not acting in a fiduciary capacity, Russell’s business depends on the quality and integrity of our investment research and advice.

This means generally that under no circumstances should Russell’s interests or your interests be placed improperly before the interests of our clients. We must strive to avoid conflicts of interest whenever we can, and appropriately manage and, where required, fully disclose all material facts concerning any conflict that does arise with respect to any client.

It is critical to keep in mind—always—that potential conflicts of interest may arise in all areas of our business. Several sections in the Global Code, your regional Code of Ethics and other regional Compliance policies are designed to help you avoid and manage specific conflicts.

In any case, the complexity of our business makes it impossible to provide an exhaustive list or a comprehensive set of rules to prevent conflicts of interest in all circumstances. We must consider our clients’ best interests carefully, and avoid taking any action that would call into question the sincerity or objectivity of our recommendations or investment decisions, or lead clients to unsuitable investment choices.

Retain and maintain Russell’s business records in accordance with company policy.

Do not place Russell’s interests or your personal interests improperly before the interests of our clients.

CONDUCTING RUSSELL BUSINESS

Overview

In order to ensure that we satisfy our obligations to our clients, we must conduct Russell’s business in accordance with the highest professional and ethical standards, respecting the company’s clients, prospects, vendors, and other business partners, and complying with applicable legal and regulatory requirements.

Client and prospect communications

Russell endeavors to provide truthful and accurate information in all sales and advertising materials and in all other communications with its clients and prospects. Full disclosure of risks and limitations of our products and services is as important as the accurate portrayal of their benefits and advantages. You have a duty in all verbal and written communications with clients and prospects to be clear, accurate, balanced and not misleading in any way. You should also be familiar with your Compliance Department’s requirements for the review and approval of client and prospect materials.

Gifts and entertainment

Russell earns business based on the quality of our products and services and selects and manages our service providers on the same basis. You must not provide, accept or solicit gifts, entertainment or other items of value for the purpose of unduly influencing the recipient’s judgment or in return for any business, service or confidential information.

You should refer to your regional Code of Ethics for more detailed information about gifts and entertainment, including specific limitations on the value of permissible gifts.

Anti-bribery

Russell offices are located in countries which have adopted various anti-bribery and anti-corruption laws and regulations which prohibit bribes, kickbacks, or other similar remuneration or consideration to government officials, political parties or candidates for public office or others for the purpose of improperly influencing their actions in order to obtain or retain business or to secure any other improper advantage.

You are strictly prohibited from offering, paying or accepting such remuneration or consideration to or from anyone. Also, you should exercise particular care when extending even common business courtesies to public officials. Other than token courtesies, you should not give gifts to or entertain foreign government officials. This policy is not intended to prohibit customary business hospitality, such as paying for reasonably priced meals.

You should promptly report any bribery or corruption concerns to your Compliance Department or your Legal Department.

Conduct business with the highest professional and ethical standards.

Be clear, accurate, balanced and not misleading in any way when communicating with clients and prospects.

Do not provide, accept or solicit gifts, entertainment or other items of value for any improper purpose.

Do not provide or accept bribes or kickbacks.

Anti-money laundering

Russell is committed to preventing the company from being used for purposes of money laundering or the financing of terrorism. In addition to the potential for significant harm to Russell’s reputation, severe civil and criminal penalties exist for violations of anti-money laundering laws and regulations.

No new client should be accepted until their identity has been sufficiently verified in accordance with applicable anti-money laundering laws and regulations in your region. Some of you will be given appropriate training to make sure you understand how the anti-money laundering laws and regulations apply to you and to explain your roles and obligations with respect to Russell’s anti-money laundering program.

You must promptly and discreetly report any suspicious activity or other money laundering concerns to your Compliance Department.

Fraud prevention

Russell is committed to preventing, detecting and reporting fraud and to cooperating with other organizations to reduce opportunities for fraud. Fraud can take many forms and includes, but is not limited to, the following:

• theft of company property, including information,

• forgery or alteration of company documents,

• willful destruction or removal of company records,

• falsification of expense claims,

• unauthorized disclosure of confidential information to outside parties,

• misappropriation or use of company assets for personal gain,

• misappropriation of client assets,

• falsification of financial accounts,

• acceptance of bribes or gifts to favor third parties, and

• knowingly generating or paying false claims or invoices.

You should remain alert to the possibility of fraud and promptly report any actual or suspected instances of fraud to your Compliance Department or Legal Department.

CONDUCTING PERSONAL BUSINESS AND TRADING

Overview

Russell recognizes that many of you engage in business, charitable and trading activities during your personal time. Your personal business, charitable and trading activity should never reflect adversely on Russell or give rise to a real or apparent conflict of interest with your duties to Russell or our clients.

Report any money-laundering concerns.

Report any fraud concerns.

Outside business activities

Russell needs to be aware of your outside business and charitable activities in order to ensure that any potential conflicts of interest do not interfere with your obligations to the company or our clients. You must obtain prior approval from your compliance department of any outside business affiliation, employment, or acceptance of compensation from any other person or entity based on any business activity outside the scope of your employment relationship with Russell, including the following:

• accepting directorships, governorships or trusteeships,

• becoming an officer, director or partner of any business organization,

• being employed full or part-time by another organization,

• receiving compensation from another organization, and

• engaging in personal or family business opportunities.

You should refer to your regional Code of Ethics or other regional Compliance policies for more detailed information about outside business activities.

Personal trading

Due to the potential conflicts of interest inherent in our business as well as specific regulatory requirements, Russell has developed certain standards and limitations regarding your personal trading activity that are designed to minimize these conflicts and ensure that we remain focused on meeting our duties to our clients.

You must report certain securities transactions and holdings to compliance and fully comply with Russell’s policies and procedures regarding personal trading activity, which can be found in your regional Code of Ethics.

Insider trading

From time-to-time, you may come into possession of material, non-public information about securities and companies. Generally, information would be considered “material” where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Information is considered “non-public” until it has been disseminated broadly to investors in the marketplace.

You are prohibited from trading, either personally or on behalf of others, including in accounts managed by Russell, on material, non-public information or communicating material, non-public information to others in violation of applicable law. You are also prohibited from taking advantage of our clients by purchasing or selling ahead of client orders.

You should refer to your regional Code of Ethics or other regional Compliance policies for more detailed information about insider trading.

Obtain prior approval for outside business activities.

Report your investment accounts, securities transactions and holdings.

Do not trade on, or communicate to others, material, non-public information.

CONSEQUENCES FOR VIOLATING THE CODE

Any violation of the requirements set forth in the Global Code or the policies referenced in it may result in the imposition of such sanctions as Russell may deem appropriate under the circumstances. These sanctions may include, but are not limited to, the following:

• removal or suspension from office,

• letter of censure,

• probation,

• suspension of privileges,

• restitution to the appropriate member of Russell or client of Russell, as management deems appropriate,

• fines, as permitted in the local jurisdiction, and/or

• termination of employment for cause.

In addition to sanctions, Russell may refer any violation to civil or criminal authorities as appropriate.

Violations of the Global Code or other company policies may result in sanctions, including the termination of your employment.